Immune Therapeutics, Inc. Appoints John H. Abeles, M.D. as Chairman and CEO of Company’s Subsidiary, Cytocom, Inc. and as Senior Adviser to Immune Therapeutics, Inc.

Aug 23, 2017

OTC Disclosure & News Service

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ORLANDO, Fla., Aug. 23, 2017 (GLOBE NEWSWIRE) — Immune Therapeutics, Inc. (OTCQB:IMUN) today announced that it has appointed John H. Abeles, M.D. as Chairman and CEO of its subsidiary, Cytocom, Inc., a specialty clinical-stage biopharmaceutical company that develops therapies for a range of conditions using LodonalTM, Immune Therapeutics’ proprietary formulation of lower-dose naltrexone. As part of this appointment, Dr. Abeles will be replacing Ms. Noreen Griffin as Cytocom’s Chairman and CEO, however, she will continue to serve in her roles as Chairman and CEO of Immune Therapeutics, Inc. as well as President of Cytocom, Inc.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/d372b258-f6b2-4da6-8327-bc5c2ee38dbe

Dr. John Abeles, born and educated in Rhodesia (now Zimbabwe), is an American-based venture investor, entrepreneur, and philanthropist. He has founded, served as an executive officer and board member for a number of private and publicly-traded biotech and pharmaceutical companies. Most recently, Dr. Abeles founded and served as the General Partner of Northlea Partners Ltd., a venture firm that invests in the healthcare field as well as founding and serving as President of MedVest Group, Inc., a business and financial consulting firm for healthcare and high technology companies. Dr. Abeles also served as a Director for the College of Chemistry Advisory Board at the University of California at Berkeley and is a fellow of the Royal Society of Medicine.

Immune Therapeutics, Inc. Expects Substantial Success Following Global Commercialization

"I have spent most of my career helping biopharmaceutical and medical technology companies realize their true potential and, in doing so, unlocking large amounts of shareholder value,” said Dr. John Abeles, Chairman and Chief Executive Officer of Cytocom, Inc. “After several years and millions of dollars in developing a strong product pipeline led by Lodonal, which could emerge as a substantial immunotherapy, I strongly believe Cytocom and its parent company, Immune Therapeutics, has tremendous untapped opportunity for its patients, the $34 billion and growing immunology market, as well as the company's investors, who have been diligently supporting the company since its inception. Accordingly, after my own extensive due diligence, I decided to accept this position for the opportunity to improve and even save the lives of millions of people through the launch and execution of a comprehensive global commercialization strategy, which, if successfully implemented, I have little doubt would be a large success,” concluded Dr. Abeles.

Dr. Abeles’ responsibilities will include advising Cytocom as well its parent company, Immune Therapeutics, on various business development opportunities, drug development strategies, medical and scientific consulting, sales and marketing and overall organizational structure—including the recruitment of a slate of new senior officers and directors to join both Cytocom and Immune Therapeutics, as both entities prepare for global commercialization.

Dr. Abeles to Spearhead Aggressive, Yet Systematic, Expansion Strategy

Immune Therapeutics is continuing to expand its relationships across Africa, with the most recent regulatory acceptance to distribute Lodonal in Nigeria for the treatment of AIDS/HIV while also initiating the regulatory approval process for Lodonal in Kenya. Dr. Abeles’ expertise and extensive network is expected to spearhead Immune Therapeutics’ aggressive, yet systematic, expansion strategy across Africa and other countries much faster than initially anticipated.

To be added to Immune Therapeutics’ investor and/or media lists, please contact Bill Miller at 844-565-5665 or via email at bmiller@irpartnersinc.com.

About HIV

HIV stands for the Human Immunodeficiency Virus. Unlike some other viruses, the human body cannot get rid of HIV, so once someone has HIV they have it for life. There is no current cure for HIV, but effective treatment can control the virus so that people with HIV can enjoy productive lives, albeit with expensive and long-term toxic therapies. There are approximately 37 million people living with HIV/AIDS around the world, with 25.5 million of them living in Africa.

About Lodonal

Lodonal is an opiate antagonist shown to act as an immune modulator that works by rebalancing and restoring the immune system. Lodonal temporarily blocks the body’s opiate receptors (typically between 2-4 hours), which leads to an increase in endogenous opioids (i.e. endorphins and Met 5-enkephalin, or OGF) which are involved in regulating immune function & cell proliferation.

Lodonal’s approval as a daily oral Immune System Regulator for the management of HIV/AIDS is based on the results of a 90-Day bridging trial and several Phase II multi-center, randomized studies demonstrating that patients treated with Lodonal reported significant improvements when compared with counterparts receiving placebo.

About Immune Therapeutics, Inc.

Immune Therapeutics, Inc. (OTCQB:IMUN) is a clinical-stage biopharmaceutical company developing its proprietary version of lower-dose naltrexone, Lodonal, as a standalone and conjunctive therapy in patients with a wide variety of conditions including HIV/AIDS, autoimmune diseases, cancer, neurodegenerative conditions and other inflammatory conditions. Lodonal is a novel compound with a unique mechanism of action and has clinical data on over 2,000 patients in several clinical studies. The drug has a favorable safety profile, is well tolerated by patients and has demonstrated efficacy in at least one clinically meaningful endpoint.

Forward-Looking Statements

This release may contain forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to, the possibility that some or all the matters and transactions considered by the Company may not proceed as contemplated, and by all other matters specified in the Company’s filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including its recent periodic reports.

Investor/Media Contact:

Bill Miller

Investor Relations Partners

Phone: 844-565-5665

bmiller@irpartnersinc.com